UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                               FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

Commission File Number 000-30646
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                          Advanced Bio/Chem, Inc.*
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            (Exact name of registrant as specified in its charter)

           4800 Research Forest Drive, The Woodlands, Texas 77381
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     (Address, including zip code, and telephone number, including area code, of registrant?s principal executive offices)

                      Common Stock, par value $0.001
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           (Title of each class of Securities covered by this Form)

                                 None
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     (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


     Rule 12g-4(a)(1)(i)    [X]    Rule 12h-3(b)(1)(i)       [ ]
     Rule 12g-4(a)(1)(ii)   [ ]    Rule 12h-3(b)(1)(ii)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]    Rule 12h-3(b)(2)(i)       [ ]
     Rule 12g-4(a)(2)(ii)   [ ]    Rule 12h-3(b)(2)(ii)      [ ]
                                   Rule 15d-6                [ ]

     Approximate number of holders of record as of the certification or notice date: 77
              --

Pursuant to the requirements of the Securities Exchange Act of 1934, Advanced Bio/Chem Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  10/10/03                 By: /s/ Helen R. Park
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                                        Helen R. Park
                                        Chief Executive Officer

*Prior to June 18, 2003, the Registrant was named "Ciro International, Inc."

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